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                                                                    EXHIBIT 99.1



                                    DRAFT #4


FOR IMMEDIATE RELEASE                          Contact: Jim Bauer
                                                        Investor Relations
                                                        (678) 473-2647
                                                        jim.bauer@arrisi.com

                      ARRIS ANNOUNCES PROPOSED $100 MILLION
                     CONVERTIBLE SUBORDINATED NOTE OFFERING


DULUTH, GA. (MARCH 11, 2003) ARRIS (NASDAQ:ARRS) today announced that it proposes to offer a new issue of $100 million of Convertible Subordinated Notes due 2008.

The notes will be convertible into common stock of the Company, at the option of the holder, at a price to be determined. The Company expects to use the net proceeds from the offering to redeem, at a discount, the outstanding balance of the membership interest currently owed to Nortel Networks (NYSE:NT) and to use any remaining proceeds to repurchase, at a discount, as many as possible of the outstanding shares of ARRIS stock currently owned by Nortel Networks.

The notes will not have been registered under the Securities Act of 1933, as amended, or any state securities laws, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Accordingly, the Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside of the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

ARRIS is a leading provider of innovative broadband local access networks and high-speed data and telephony systems for the delivery of voice, video and data to the home and business. From the network to the subscriber, ARRIS provides complete solutions that add reliability and value. Headquartered in Duluth, Georgia, USA, ARRIS has design, engineering, manufacturing, distribution, and sales office locations throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.

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